EXHIBIT D

Kennecott Canada Exploration Inc. has changed its name to Rio Tinto Exploration Canada Inc.

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(i) promulgated under the Securities Exchange Act of 1934, the undersigned hereby agree to the joint filing of this Statement on Schedule 13D on behalf of each of them, including any amendments thereto.

This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Rio Tinto plc

/s/ Annette V Lawless
Name: Annette Lawless
Title:Secretary

Kennecott Canada Exploration Inc.

/s/ Shannon Crompton
Name: Shannon Crompton
Title: Assistant Secretary